                                                                      Exhibit 4e


                                                                  EXECUTION COPY

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.



                   8% CONVERTIBLE DEBENTURE DUE MARCH 19, 2003


         THIS 8% CONVERTIBLE DEBENTURE ("Debenture") is issued by DynaGen, Inc.,a corporation duly organized and existing under the laws of the State of Delaware and having its principal address at 840 Memorial Drive, Cambridge, Massachusetts 02139 (the "Company").

         FOR VALUE RECEIVED, and in settlement of all claims of the Holder, as hereinafter defined, to penalties for the Company's failure timely to file a registration statement in accordance with Section 5(c) of that certain Stock Purchase Agreement dated as of August 27, 1997 by and between the Company and the Holder, the Company promises to pay to The Endeavor Capital Fund S.A. having an address at 14/14 Divrei Chaim Street, Jerusalem 94479, Israel, the holder hereof, or its order (the "Holder"), an amount equal to the principal sum of Three Hundred Twenty-Eight Thousand Five Hundred United States Dollars (U.S. $328,500) on March 19, 2003 (the "Maturity Date") plus interest accrued on the principal sum outstanding under this Debenture from time to time, at the rate of 8% per annum due and payable in arrears on the Maturity Date. Interest shall be calculated based on a 360 day year of twelve equal months. Accrual of interest shall commence on the date hereof and shall continue until payment in full of the principal sum has been made. This Debenture is payable on the Maturity Date solely in shares of common stock, $0.01 par value per share, of the Company ("Common Stock"), valued at the Market Price for Shares of Common Stock, as hereinafter defined. This Debenture is subordinate to all secured indebtedness of the Company. This Debenture may be redeemed by the Company upon thirty days' prior written notice, to the holder for the then outstanding principal amount together with interest accrued thereon; redemption shall be paid in cash.

         This Debenture is subject to the following additional provisions:

         1. Exchange. The Debenture is exchangeable for an equal aggregate principal amount of Debentures of different denominations, of not less than $100,000 (or the total principal amount, if less than $100,000) each as requested by the Holder surrendering the same. No service charge will be made for such exchange.

         2. Transfers. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and in accordance with other applicable provisions hereof. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is then overdue, and the Company shall not be affected by notice to the contrary.

         3. Definitions. For purposes hereof, the following terms shall have the following meanings:

                  "Closing Date" shall mean the date of original issuance of this Debenture.

                  "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

                  "Conversion Date" shall have the meaning set forth in Section 4(c)(i).

                  "Conversion Date Market Price" shall mean, at any Conversion Date the average Market Price for Shares of Common Stock for the five trading days immediately preceding the Conversion Date.

                  "Conversion Notice" shall have the meaning set forth in
Section 4(c).

                  "Conversion Rate" shall have the meaning set forth in Section 1(k).

                  "Event of Default" shall have the meaning set forth in Section 14.

                  "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

                           (i) If the Common Stock is listed on the Nasdaq
SmallCap Market, the closing bid price on the date of valuation, as reported by Bloomberg Financial Markets; or

                           (ii) If the Common Stock is listed on any other
national securities exchange, the closing bid price on the date of valuation, as reported by Bloomberg Financial Markets; or

                           (iii) If neither (i) nor (ii) apply, but the Common
Stock is quoted in the over-the-counter market on the pink sheets or bulletin board, the lowest sales price on the date of valuation, as reported by Bloomberg Financial Markets; or

                           (iv) If none of clause (i), (ii) or (iii) above
applies, the market value as determined by an independent nationally recognized investment banking firm or financial advisor retained in good faith by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

                  "Outstanding Amount" shall mean the principal sum outstanding under this Debenture and all accrued but unpaid interest thereon.

         4. Conversion. This Debenture is subject to conversion as follows:

                  (a) (i) Holder's Right to Convert. This Debenture shall be convertible at any time and from time to time after the Closing Date and until the Maturity Date, at the option of the Holder hereof into fully paid, validly issued and nonassessable shares of Common Stock.

                           (ii) Accrued But Unpaid Interest. Notwithstanding
anything in this Debenture to the contrary, the Outstanding Amount of this Debenture on any Conversion Date shall include, without limitation, all accrued but unpaid interest under this Debenture through such date.

                  (b) Conversion Price for Converted Shares. The Outstanding Amount of this Debenture that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock determined in accordance with the following formula:

                                      P + I
                     --------------------------------------
                          Conversion Date Market Price

              P =    principal amount of this Debenture submitted for conversion

              I = accrued but unpaid interest on the principal amount of this Debenture submitted for conversion plus any unpaid charges or amounts through the Conversion Date.

         The number of shares of Common Stock into which the Outstanding Amount of this Debenture may be converted pursuant to this Section 4(b) is hereafter referred to as the "Conversion Rate."

                  (c) (i) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder shall surrender this Debenture, duly endorsed, by either overnight courier or two-day courier, to the Company, and, in case of any conversion pursuant to
Section 4(a)(i), shall give written notice in the form of Exhibit A hereto (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company that the Holder elects to convert all or the portion of the Outstanding Amount of this Debenture specified therein, which notice and election shall be irrevocable by the Holder, provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless this Debenture with evidence of the principal amount hereof to be converted is delivered to the Company as provided above, or the

Holder notifies the Company that this Debenture has been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with this Debenture. The date on which a Conversion Notice is given (the "Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, as evidenced by a printed confirmation of receipt received by the Holder. Upon receipt of any Conversion Notice, the Company shall immediately verify the Holder's calculation of the Conversion Rate.

                           (ii) Issuance of Certificates. In the case of any
Conversion Notice given by the Holder, the Company shall use its best efforts to cause the transfer agent for its Common Stock to issue and deliver as promptly as practicable and in no event later than five (5) business days after receipt by the Company of the Conversion Notice and the Debenture, or after receipt of the agreement and indemnification referred to in Section 4(c) (the "Delivery Date"), to such Holder or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled, together with a Debenture for the principal amount not submitted for conversion. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. If the Company shall not have the requisite number of shares of Common Stock issuable upon conversion of the Debenture by the Holder, then, without limiting the Company's obligation to convert the Debenture, such conversion shall be made for each Holder, pro rata according to the portion of the total Outstanding Amount of the portion of the Debentures sought to be converted. At the Holder's option, the request for conversion by the Holder shall be null and void for any portion of the Debentures for which the Company does not have shares of Common Stock issuable upon conversion as of the Conversion Date.

         5. Stock Splits: Dividends, Adjustments, Reorganizations

                  (a) Subdivisions, Combinations, etc. If the Company shall subdivide its outstanding Common Stock, by split-up, spin-off, or otherwise, or combine its outstanding Common Stock, then the Conversion Rate in effect as of the date of such subdivision, split-up, spin-off or combination shall be determined with reference to the Market Price for shares of Common Stock as reported after such subdivision split up, spin-off or combination without other adjustment.

                  (b) Adjustment for Merger, Reorganization; etc. In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon conversion of this Debenture is changed into the same or a different number of shares of any class or classes of stock, whether in connection with a merger or consolidation, by recapitalization, reclassification, reorganization or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 5, then and in each such event the Holder shall have the right thereafter to convert this Debenture into the kind of securities receivable upon such merger, recapitalization, reclassification or other change, all subject to further adjustment as provided herein. In such event, the formula set forth herein for conversion shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

                  (c) Certificate as to Adjustments. Upon the occurrence of each adjustment pursuant to this Section 5, the Company at its expense shall furnish to the Holder a certificate from its independent auditors or an investment banking firm setting forth (i) in reasonable detail the facts upon which such adjustment is based, and (ii) the number of shares of Common Stock and the amount of other property or securities that after giving effect thereto would be received by the Holder upon conversion of this Debenture.

                  (d) Disputes. In the event of a reasonable, good faith dispute between the Holder and the Company with respect to the adjustments required by Sections 5(a) or (b), then, at the option of either the Holder or the Company, the dispute shall be submitted to the American Arbitration Association for resolution according to the then applicable rules thereof. The cost of such proceeding shall be shared 50% by the Holder and 50% by the Company, except that each party shall bear its own legal and other expenses. Nothing in this Section 5(d) shall limit the Holder's legal remedies with respect to any other matter.

         6. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

         7. Reservation of Stock Issuable Upon Conversion

         The Company shall use its best efforts to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Debenture; provided, however, that the aggregate number of shares so reserved shall initially be 850,000 shares (after giving effect to the one-for-ten reverse split of the Company's common stock approved March 4, 1998 by the stockholders). The number of shares so reserved may be reduced by the number of shares actually delivered pursuant to partial conversion of the Debenture and the number of shares so reserved shall be increased or decreased proportionally to reflect stock splits, stock dividends and other distributions. In the event that the number of shares so reserved shall be insufficient for issuance upon conversion of the Debenture (without giving effect to any applicable conversion restrictions), the Company shall use its best efforts and all due diligence to increase the number of shares so reserved (without giving effect to any applicable conversion restrictions) to cure such deficiency and, if necessary, to obtain the approval by its shareholders therefor, including the authorization of such additional number of shares of Common Stock as may be required to issue such shares in excess of the number so reserved (either in the aggregate or as to the Debenture) or in excess of such limitation, as the case may be.

         8. No Impairment. The Company shall not intentionally take any action which would impair the contractual rights and privileges of the Debenture set forth herein or of the Holder thereof.

         9. Limitations on Holder's Obligation to Convert. Notwithstanding anything to the contrary contained herein, no Holder shall be required to convert any part of this Debenture in excess of the portion then convertible into that number of shares of Common Stock specified in the Holder's representation to the Company that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by the Holder, together with all shares of the Company's Common Stock deemed beneficially owned by the Holder's "affiliates" as defined in Rule 144 of the Act, would exceed 9.9% of the total issued and outstanding shares of the Company's Common Stock.

         10. Obligations Absolute. No provision of this Debenture, other than conversion as provided herein, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

         11. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, prior notice of bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payments of all sums owing and to be owing hereon, regardless of and without any notice (except as required by law), diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         12. Replacement Debenture. In the event that the Holder notifies the Company that this Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and Outstanding Amount, if different than that shown on the original Debenture) shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnity the Company from any loss incurred by it in connection with the Debenture and provided that the Company is provided a form of Debenture for such replacement purposes.

         13. Payment of Expenses. The Company agrees to pay all debts and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture.

         14. Defaults. If one or more of the following events (hereinafter called "Events of Default") shall occur:

                  (a) The Company shall fail to perform or observe any covenant or agreement under this Debenture or any other material obligation of the Company to the Holder, and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure, or the Company shall fail to make any payments upon redemption of this Debenture or fail to issue shares of Common Stock upon conversion of this Debenture; or

                  (b) The Company shall (i) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (ii) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (c) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                  (d) Any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter, or

                  (e) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding;

then, or at any time thereafter prior to the date on which all continuing Events of Default have been cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may, by notice to the Company declare this Debenture immediately due and payable, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price in cash equal to the Outstanding Amount.

         15. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

         16. Entire Agreement. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         17. Assignment, Etc. The Holder may, transfer or assign this Debenture or any interest herein (but in no event in an amount less than $100,000 in Outstanding Amount or, if less than $100,000, the total Outstanding Amount hereof) and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof, and each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to so transfer or assign its interest; provided, however, that prior to any transfer occurring before a registration statement contemplated by Section hereof becomes effective, Holder will furnish the Company with an opinion of counsel to the effect that such assignment, transfer, mortgage or other encumbrance is exempt from the registration requirements under the Securities Act and without limiting the generality of the foregoing will not violate, and will not cause the Company to be in violation of Rule 152 promulgated under the Securities Act. Each such assignee, transferee and mortgagee shall have all of the rights and obligations of the Holder under this Debenture. The Company agrees that, subject to the foregoing, after receipt by the Company of written notice of assignment from the Holder or from the Holders' assignee, all principal, interest, and other amounts which are then due and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

         18. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         19. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be deemed to have been duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid with a copy in each case sent on the same day to the party by facsimile, Federal Express or other such expedited means to said party at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or Federal Express, when actually received by the party to whom it is addressed. Copies of all notices to the Company shall be sent to:

                  DynaGen, Inc.
                  840 Memorial Drive
                  Cambridge, MA  02139
                  Attention:  President
                  Telephone:  (617) 491-2527
                  Telecopy:    (617) 354-3902

                  with a copy to:

                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, MA 02109
                  Attention:  David A. Broadwin, Esq.
                  Telephone:  (617) 832-1259
                  Telecopy:    (617) 832-7000

                  If to the Investor, to:

                  Endeavor Capital Fund S.A.
                  14/14 Divrei Chaim Street
                  Jerusalem 94479, Israel

                  with a copy to:

                  Krieger & Prager, Esqs.
                  319 Fifth Avenue
                  New York, NY 10016

Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Section headings are for convenience only and shall not affect the meaning of this document.

         20. Choice of Law and Venue: Waiver of Jury Trial. THIS DEBENTURE
SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW THEREOF. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or proceeding arising out of or relating to this Debenture and (ii) waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 20 shall affect or limit any right to serve process in any other manner permitted by law.

         21. Registration. The Company shall, as soon as practicable after receiving a request in writing from the Holder pursuant to this Section 21 but in no event more than 30 days following such receipt, file with the SEC a Registration Statement on Form S-3 (or, if Form S-3 is not then available, on such form of registration statement as is then available to effect a registration of the shares issuable hereunder), and shall thereafter use its best efforts to cause such registration statement to become effective. The shares issuable hereunder shall also be entitled to "piggy-back" registration on the next registration statement on Form S-3 filed by the Company after the date hereof.

         22. Late Delivery. The Company understands that a delay in the issuance of the shares of Common Stock issuable upon conversion of this Debenture beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay late payments to the Holder for late issuance of such shares in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days from the Delivery Date:

                                    Late Payment for Each $10,000 of Outstanding
     No. Business Days Late         Principal Amount Being Converted

               1                                       $100
               2                                       $200
               3                                       $300
               4                                       $400
               5                                       $500
               6                                       $600
               7                                       $700
               8                                       $800
               9                                       $900
              10                                       $1,000
           >  10                                       $1,000 +$200 for each
                                                      Business Day Late beyond
                                                      10 days

The Company shall pay any payments incurred under this Section 22 in immediately available funds upon demand. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to the Holder. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within five business days after the Conversion Date, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice (and in such event, the late payments described above shall not be due and payable).

                                      * * *

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                                  Dated as of: March 19, 1998



                                                  DYNAGEN, INC.



                                                  By: /s/ Dhananjay G. Wadekar
                                                  Name:    Dhananjay G. Wadekar
                                                  Title:



         The Holder agrees to be bound by all the provisions of this Debenture applicable to it.

                                                  THE ENDEAVOR CAPITAL FUND S.A.


                                                  By: /s/ Shmuli Margulies
                                                  Name:    Shmuli Margulies
                                                  Title:   Director

                                    EXHIBIT A
                              NOTICE OF CONVERSION



To:  DynaGen, Inc.

         The undersigned, the holder of the within Debenture, hereby irrevocably elects to convert this Debenture for the following principal amount, together with interest accrued thereon up to the date hereof, for the number of shares of Common Stock into which such aggregate amount is convertible as of the Conversion Date pursuant to Section 4(b) of the Debenture.

PRINCIPAL AMOUNT: $______________________;

         The undersigned requests that the certificate for such shares of Common Stock be issued in the name of, and delivered to the holder at the address specified below.


Dated:__________________


                              By:______________________________
                              Name:____________________________
                              Title:_____________________________

                              (Signature must conform to name of
                              holder as specified on the face of
                              the Debenture)


                              Address:

                              ____________________________________

                              ____________________________________